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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




                     Date of Report:  April 7, 1998
             Date of earliest event reported: March 25, 1998




                              EDISON INTERNATIONAL
            (Exact name of registrant as specified in its charter)





        CALIFORNIA                     1-9936               95-4137452
(State or other jurisdiction of     (Commission          (I.R.S. employer
incorporation or organization)      file number)       identification no.)





                           2244 Walnut Grove Avenue
                                (P.O. Box 800)
                         Rosemead, California  91770
       (Address of principal executive offices, including zip code)




                                  626-302-2222
            (Registrant's telephone number, including area code)


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Item 5.  Other Events

     In the following, the word "expects," and other similar expressions, are intended to identify forward-looking information that involves risks and uncertainties. Actual results or outcomes could differ materially as a result of such important potential factors as failure to obtain (or the timing and terms of) the California Public Utilities Commission's ("CPUC") approval of the sale of the Ormond Beach generation plant described below, inability to fulfill the terms of the various closing conditions governing the sale of several plants described below that have not yet closed, and identification of unforeseen environmental contamination and the incurring of associated cleanup costs at the plant site.

     On March 25, 1998, Southern California Edison Company ("SCE"), Edison International's electric utility subsidiary, announced the sale of its Ormond Beach gas-fired generating plant, which has a generating capacity of 1500 megawatts. The Ormond Beach plant was sold to Houston Industries Power Generation, Inc. ("HIPG"), the same company that previously purchased the Cool Water, Etiwanda, Mandalay and Ellwood plants. The total purchase price in the Ormond Beach transaction, which includes the Ormond Beach plant as well as approximately 50 acres of additional SCE-owned land located near the Cool Water plant, is $43 million. SCE expects this sale, which is subject to regulatory approval, to close by June 1, 1998.

     As with the prior plant sales, SCE will retain liability for required environmental remediation of any pre-closing soil or groundwater contamination at the Ormond Beach plant site, except for any liabilities arising due to decommissioning of the plant. Edison International and SCE do not expect any material adverse impact on their respective financial positions or results of operations as a result of retaining such environmental remediation liability.

     The Ormond Beach plant is the twelfth and final SCE gas-fired plant to be sold pursuant to an auction process conducted as part of a voluntary divestiture plan previously reported by SCE and Edison International. The CPUC approved the sales of ten of the plants on December 16, 1997, and approved the sale of the eleventh plant, Long Beach, on March 26, 1998.

     The sales of the Long Beach and El Segundo plants, to a consortium consisting of NRG Energy, Inc., and Destec Energy, Inc., closed on March 31 and April 3, 1998, respectively. The sale of the Highgrove and San Bernardino plants, to Thermo Ecotek Corporation, closed on April 1, 1998. The sales of the Cool Water, Etiwanda, Mandalay and Ellwood plants to HIPG closed on April 6, 1998. The sales of the Alamitos, Huntington Beach and Redondo plants to The AES Corporation are expected to close by May 15, 1998.

     The total sales price of the twelve plants is approximately $1.188 billion for a premium over book value of $569 million. The plants have a combined generating capacity of 9,562 MW.

     As previously reported by SCE and Edison International, legislation adopted by the State of California in September 1996 ("restructuring legislation") authorizes utilities to recover their costs made uneconomic by electric utility restructuring ("stranded costs") through a non-bypassable competition transition charge ("CTC") applicable to all customers who were using or began using utility services on or after December 20, 1995. The CPUC is to determine the amount of stranded costs recoverable through this mechanism. The net proceeds from the Ormond
Beach and other plant sales described above will be used to reduce stranded costs, which otherwise were expected to be collected through the CTC mechanism.
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     As mandated by the restructuring legislation, any divested power plant that remains in operation will continue to be operated and maintained by SCE for at least two years following the sale pursuant to an operations and maintenance agreement with the new owner.


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            EDISON INTERNATIONAL



                                     KENNETH S. STEWART
                            ----------------------------------
                                     KENNETH S. STEWART
                                 ASSISTANT GENERAL COUNSEL


April 7, 1998